Filed under Rule 424(b)(3), Registration Statement No. 333-59964
Pricing Supplement No. 1—dated Monday, July 01 2002 (To: Prospectus Dated May 15, 2001 and Prospectus Supplement Dated June 21, 2002)

CUSIP Number	Principal Amount	Selling Price (% of par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking

26054LAA1	$2,125,000.00	100.000%	.625%	$2,111,718.75	4.150%	semi-annual	07/15/2005	01/15/2003	$21.90	yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: Charles Schwab & Co. Inc., First Union Securities, Merrill Lynch & Co., Morgan Stanley,
Prudential Securities, Salomon Smith Barney, UBS PaineWebber

26054LAB9	$150,000.00	100.000%	1.000%	$148,500.00	4.800%	semi-annual	07/15/2007	01/15/2003	$25.33	yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: Charles Schwab & Co. Inc., First Union Securities, Merrill Lynch & Co., Morgan Stanley,
Prudential Securities, Salmon Smith Barney, UBS PaineWebber

26054LAC7	$2,060,000.00	100.00%	1.200%	$2,035,280.00	5.500%	semi-annual	07/15/2009	01/15/2003	$29.03	yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC     Agents: Charles Schwab & Co. Inc., First Union Securities, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

☒ The Dow Chemical Company 2030 Dow Center Midland MI 48674
Trade Date: Monday, July 01, 2002 @ 12:00 PM ET
Settle Date: Friday, July 05, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.
The Dow Chemical Company $500,000,000 The Dow Chemical Company InterNotes